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                                 EXHIBIT 10.1.8
       EIGHTH AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
                                   PARTNERSHIP


         This Eighth Amendment ("Amendment") to the First Amended and Restated Agreement of Limited Partnership, is entered into by and among Sunstone Hotel Investors, Inc., a Maryland corporation, in its individual capacity (the "Company") and in its capacity as the General Partner of the Partnership (the "General Partner") and Flagstaff Hotel Assets, Inc., an Arizona corporation and Tucson Desert Assets, Inc., an Arizona corporation, each as a newly admitted limited partner of the Partnership (the "Additional Limited Partners") as of October 29, 1996. All defined terms not otherwise defined herein shall have the meaning set forth in the Agreement (as defined below).

                                    RECITALS

         A. WHEREAS, the General Partner and the current Limited Partners executed that certain First Amended and Restated Agreement of Limited Partnership dated as of October 16, 1995, amending and restating that certain Limited Partnership Agreement dated as of September 22, 1994 (as amended, the "Agreement"), and the General Partner caused Sunstone Hotel Investors, L.P. (the "Partnership") to file a Certificate of Limited Partnership with the Delaware Secretary of State on September 23, 1994, thereby causing the Partnership to be formed for the purposes set forth in the Agreement.

         B. WHEREAS, the Partnership has entered into a Capital Contribution Agreement dated as of October 29, 1996 (the "Contribution Agreement") with the Additional Limited Partners pursuant to which the Additional Limited Partners have each agreed to accept the Partnership Units in exchange for the contribution of the net equity of the Additional Limited Partners in the Hotels described on Schedule 1 attached hereto (the "Additional Hotels").

         C. WHEREAS, in order to evidence the issuance of the Partnership Units and the admission of the Additional Limited Partners into the Partnership, the parties hereto desire to enter into this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         1.    Definitions.

                 a. The definition of "Partnership Unit" appearing in ARTICLE I of the Partnership Agreement is hereby deleted and the following is inserted in its place:

             "PARTNERSHIP UNIT" means a fractional, undivided share of the Partnership Interest of all Partners issued at any time and from time to time by the Partnership. The ownership of Partnership Units shall be evidenced by such form of certificate for units as the General Partner may in its sole discretion adopt from time to time. If no such certificate is adopted, the ownership of Partnership Units shall be evidenced by Exhibit A as revised from time to time by the General Partner to reflect the issuance, redemption, exchange, or conversion of Partnership Units; provided, however, that the General Partner may in its sole discretion engage a transfer agent to maintain a Unitholder Ledger that will reflect the issuance, redemption, exchange or conversion of Partnership Units. In the absence of manifest error, the Unitholder Ledger maintained by the Transfer Agent shall be final, conclusive and binding on all Limited Partners.

                 b. The definition of "Percentage Interest" is hereby deleted in its entirety and the following is inserted in its place:

             "PERCENTAGE INTEREST" means the percentage ownership interest in the Partnership that each Partner, as determined by dividing the Partnership Units owned by a Partner as of the date of determination by the total number of Partnership Units then outstanding, as may be adjusted


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by Section 4.2 hereof. The Percentage Interest of each Partner is set forth opposite its respective name on the Unitholder Ledger.

                  c. The following definition is hereby added:

         "TRANSFER AGENT" shall mean the transfer agent engaged by the General Partner with respect to the common stock of the General Partner.

                  d. The following definition is hereby added:

         "UNITHOLDER LEDGER" shall mean the ledger maintained by the Transfer Agent which reflects the ownership of Partnership Units and shall be revised from time to time pursuant to the instructions by the General Partner to the Transfer Agent to reflect the issuance, redemption, exchange, or conversion of Partnership Units

         2. Replacement of Exhibit "A". In order to reflect the fact that the Transfer Agent is maintaining the record of Partnership Units and Partnership Interest with the Unitholder Ledger rather than with Exhibit "A", all references in the Partnership Agreement to Exhibit "A" are hereby deleted and replaced with a reference to "Unitholder Ledger."

         3. Issuance of Additional Partnership Units. Pursuant to Section 4.2(a) of the Agreement, the General Partner hereby issues a Partnership Interest in the form of the number of Partnership Units listed on the Unitholder Ledger hereto to the Additional Limited Partners in consideration for the contribution of the Additional Hotels pursuant to the terms of the Contribution Agreement. Such issuance shall be deemed effective, and the Additional Limited Partners shall each be deemed admitted as a Limited Partner automatically upon the closing of the Contri bution Agreement and all references to "Limited Partner" in the Agreement shall include each of the Additional Limited Partners. The Partnership Interest issued in the foregoing sentence shall have all of the same rights, powers and duties and shall be equal in all respects to the existing Limited Partnership interests issued to the existing Limited Partners specifically including, without limitation, the Redemption Rights granted pursuant to Section 8.5 of the Agreement, and the Registration Rights granted pursuant to Section 8.6 of the Agreement.

         4. Allocations of Profit and Loss and Distributions.

            a. Pre-Closing Hotel Profits and Losses. All profits, losses and other items earned or incurred with respect to the Additional Hotels on or prior to the Closing Date shall be allocated to the Additional Limited Partners. All Profits, Losses and other taxable items earned or incurred after the Closing Date shall be for the account of the Partnership. The General Partner shall determine the amount of such items incurred or earned on or prior to the, as opposed to after, the Closing Date in any reasonable manner permitted under the Internal Revenue Code of 1986, as amended (the "Code") and the Regulations.

            b. No Right to Distribution for Pre-Closing Hotel Profits. The Additional Limited Partners shall not be entitled to any special distributions with respect to any income generated by the Additional Hotels that may be allocated to them for the period on or prior to the Closing Date.

            c. No Right to Partnership Distribution for Third Quarter 1996. Notwithstanding Section 5.2(a) of the Agreement to the contrary, none of the Additional Limited Partners shall be entitled to the distribution for the third quarter of 1996 (which is payable in November, 1996).

            d. Full Distribution for Fourth Quarter 1996. Notwithstanding any provision in the Agreement to the contrary, the Additional Limited Partners shall be entitled to a full share of the distribution for the quarter ending December 31, 1996.

            e. Capital Accounts; Fourth Quarter 1996 Allocations. Upon the admission of the Additional Limited Partners, the Partners' respective Capital Accounts shall be adjusted to reflect the fair market value of the Partnership's assets as prescribed in Section 4.4 of the Agreement. For purposes of determining the Partners' respective Capital Accounts and making allocations in the quarter ending December 31, 1996:


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                         (1) The distribution for the third quarter of 1996
       shall be deemed to have been prior to the aforementioned Capital Account adjustment and prior to the Capital Contribution Date.

                         (2) Notwithstanding anything in this Agreement to the contrary, the Profits, Losses and any items thereof for the quarter ending December 31, 1996, shall be allocated among the Partners so that the per-Unit Capital Accounts of the Additional Limited Partners are equal to the per-Unit Capital Accounts of the existing Limited Partners as of the end of such quarter, after taking into account the distribution for said quarter.

         5. Addition to Section 9.2 Regarding Pledge of Limited Partnership Interest. The following is hereby added as Section 9.2(e):

            "(e) Notwithstanding Section 9.2(a) to the contrary, any Limited Partner (including the Additional Limited Partners) may pledge, encumber or hypothecate ("Pledge") all or any portion of his Limited Partnership Interest upon satisfaction of each of the following conditions:

               (i) the General Partner shall have determined in the exercise of its reasonable judgment that such Pledge will not either jeopardize the status of the Partnership as a partnership for federal or state income tax purposes or otherwise create any adverse tax consequences to the Partnership or result in a transfer that might jeopardize any exemption from registration under federal or state securities laws;

               (ii) the pledgee of the Pledge shall either be (i) an institutional lender; or (ii) a non- institutional lender reasonably acceptable to the General Partner; and

               (iii) the Limited Partner making the Pledge shall provide a copy of all documents evidencing the Pledge or relating to the Pledge transaction and reimburse the Partnership for all reasonable costs and expenses incurred by the Partnership in connection with such Pledge."

         6. Restrictions on Transfer. Notwithstanding any other provision in the Agreement to the contrary, the Additional Limited Partners shall not convey, assign, distribute, or otherwise voluntarily or involuntarily transfer (other than a Pledge permitted under Section 5 above) to any person, including any shareholder, any of the Partnership Units (or any other substitute securities or other securities received on account of such Partnership Units) held by any of the Additional Limited Partners at any time prior to October 29, 1997. In addition, none of the Additional Limited Partners shall sell any Redemption Shares at any time if such sale could reasonably be expected to result in a violation of any applicable law or regulation due to any other securities offering or transaction by the General Partner or any administrator or agent for the General Partners's dividend reinvestment and stock purchase plan.

         7. Lock Up Agreements. In addition to the restrictions in Section 4 above, each of the Additional Limited Partners shall execute a lock-up agreement at the request of the managing underwriter in connection with any public underwritten securities offering by the General Partner on the same terms and conditions as any such agreement executed by Mr. Robert A. Alter, but in no event shall such lock-up period exceed 120 days after the first date that any shares are released for sale to the public. As a condition to any transfer of Partnership Units or Redemption Shares otherwise permitted under the Agreement, each Additional Limited Partner shall cause any shareholder or other affiliate who receives any Partnership Units from such Additional Limited Partner to agree to be subject to the obligation to execute such a lock-up agreement.

         8. Power of Attorney. Each of the Additional Limited Partners hereby irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name and place instead to perform any of the acts set forth in Section 8.2 of the Agreement.

         9. General Provisions. Article 12 of the Agreement is hereby incorporated by reference as if set forth in full.



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         10. Effect of Amendment. Except as amended hereby, the Agreement is hereby confirmed in all respects.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GENERAL PARTNER                                   ADDITIONAL LIMITED PARTNERS

SUNSTONE HOTEL INVESTORS, INC., a                 FLAGSTAFF HOTEL ASSETS, INC.
     Maryland corporation and the sole            an Arizona corporation
     General Partner, Executing this
     Amendment without the need for any
     consent by any Limited Partner               By: /s/ Lauren B. Koonin
     pursuant to the terms of Article XI              -------------------------
     of the Agreement                             Lauren B. Koonin
                                                  Its: President

     By: /s/Robert A. Alter
         ------------------                       TUCSON DESERT ASSETS, INC.,
     Robert A. Alter                              an Arizona corporation
     Its: President

                                                  By: /s/ Lauren B. Koonin
                                                      -------------------------
                                                  Lauren B. Koonin
                                                  Its:  President


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